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                                                                Exhibit No. 3.7


                              EMPLOYMENT AGREEMENT


          Agreement made as of the 20th day of November, 1998, between UNITED RETAIL GROUP, INC., a Delaware corporation, with principal offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662-6563 (the "Company"), and RAPHAEL BENAROYA, residing at 179 Lincoln Street, Englewood, New Jersey 07631 (the "Executive").

          WHEREAS, the Executive has been employed by the Company as its Chairman of the Board, President and Chief Executive Officer;

          WHEREAS, the Company desires to continue the services of the Executive, and the Executive desires to continue to provide such services to the Company, on the terms set forth in this Agreement;

          WHEREAS, the provisions of this Agreement were recommended by the Compensation Committee of the Company's Board of Directors on November 9, 1998; and

          WHEREAS, this Agreement was reviewed by special counsel to the Company and approved by the Company's Board of Directors on November 20, 1998.

          NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.       DEFINITIONS.

          (a) Affiliated Companies shall mean, with respect to the Company, any corporation, limited partnership, general partnership, association, joint-stock company, joint venture, trust, bank, trust company, land trust, business trust, fund or any organized group of persons, whether or not a legal entity, that is directly or indirectly controlled by the Company.

          (b) Base Salary shall have the meaning set forth in Section 4(a).

          (c) Board of Directors shall mean the Board of Directors of the Company.

          (d) Business of the Company shall mean the operation of a retail store chain which markets and sells apparel for women principally in sizes 14 and larger and any other future business in which the Company and its subsidiaries and Affiliated Companies engage that produces more than 10% of the Company's consolidated sales.